FOR IMMEDIATE RELEASE

Company Contact:

David Weinberg

Chief Operating Officer

Chief Financial Officer

SKECHERS USA, Inc.

(310) 318-3100

Investor Relations:

Andrew Greenebaum

(310) 829-5400

SKECHERS ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS
• Net Sales of $351.3 Million
• Net Loss of $3.7 Million
• Diluted Loss Per Share of $0.07

MANHATTAN BEACH, CA. – April 25, 2012 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the first quarter ended March 31, 2012.

First quarter 2012 net sales were $351.3 million compared to $476.2 million in the first quarter of 2011. Loss from operations for the first quarter of 2012 was $4.4 million compared to earnings from operations of $15.3 million in the first quarter of 2011. Net loss for the first quarter of 2012 was $3.7 million versus net earnings of $11.8 million in the first quarter of 2011. Diluted loss per share was $0.07 based on 49,265,000 weighted average shares outstanding as compared to diluted net earnings per share of $0.24 based on 49,280,000 weighted average shares outstanding.

“We believe our first quarter 2012 results represent a solid performance as we delivered more fresh product, which resulted in an increase in average price per pair of 5.8 percent compared to the first quarter of 2011. We also had a 40 percent decrease in total pairs sold in the first quarter of 2012 due to the clearing of excess toning inventory at reduced prices in the prior year period. In our company-owned SKECHERS concept stores, which are the first to receive new product across all of our divisions, we achieved positive comp store sales in dollars and a double digit percentage increase in pairs sold. With more full-price product at market, our gross margin percentage improved significantly compared to the first quarter of 2011,” stated David Weinberg, chief operating officer and chief financial officer.

Gross profit for the first quarter of 2012 was $155.7 million or 44.3 percent of net sales compared to $192.6 million or 40.4 percent of net sales in the first quarter of last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Twenty years ago next month we formed SKECHERS. Seven years later we went public, and today we are a billion-dollar plus global brand with successful lifestyle and active lines for men and women, a thriving work footwear business, a cast of animated characters that represent our multiple kids lines, and an emerging performance footwear business that is being embraced by enthusiasts worldwide. While we have faced challenges over the years, we are proud of our growth and many achievements – including the recent launch of Skechers GOrun. This quarter, elite runner Meb Keflezighi ran a personal best time and won the Olympic marathon trials while wearing custom Skechers GOrun footwear. We also returned to profitability in our retail stores, shipped one-million pairs of BOBS shoes to our charity partners to distribute to children in need through our giveaway program, and showcased our product to Japanese retailers as a wholly-owned subsidiary for the first time. We continued to support each of our divisions with multiple marketing campaigns, including more than a dozen television spots and a new Super Bowl campaign, which was named a Top 5 commercial by several media outlets during this coveted program. On the eve of our 20th anniversary, we are excited about the coming year and what the future will hold. Our goal when we started this company may have been modest, but we are now determined to profitably grow and continue to be a relevant, in-demand lifestyle brand to men, women and kids, and an innovator in the performance market.”

Mr. Weinberg continued: “Our first quarter 2012 sales are in line with our expectations given the continued challenging global economic retail environment and changes in retail trends. With strong sales in our company owned retail stores, new offerings delivering across all of our product divisions, including the launch of several new performance lines this quarter and in the third quarter of 2012, targeted marketing support, improved gross margins, a continued focus on reducing our operating expenses and significantly lower inventory levels and a strong cash position of approximately $392 million, we believe we will return to profitability later this year.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Forward-looking statements in this announcement include, among other things, our expectation to return to profitability. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2011. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

###

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$391,616	$351,144
Trade accounts receivable, net	228,922	176,018
Other receivables	4,869	6,636

Total receivables	233,791	182,654
Inventories	214,577	226,407
Prepaid expenses and other current assets	36,526	88,005
Deferred tax assets	39,141	39,141

Total current assets	915,651	887,351
Property and equipment, at cost less accumulated	379,223	376,446
depreciation and amortization
Intangible assets, less applicable amortization	3,922	4,148
Deferred tax assets	530	530
Other assets, at cost	13,186	13,413

TOTAL ASSETS	$1,312,512	$1,281,888

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$10,145	$10,059
Short-term borrowings	54,552	50,413
Accounts payable	252,131	231,000
Accrued expenses	20,255	16,994

Total current liabilities	337,083	308,466
Long-term borrowings, excluding current installments	73,941	76,531
Deferred tax liabilities	4,366	4,364

Total liabilities	415,390	389,361
Equity:
Skechers U.S.A., Inc. equity	856,747	852,561
Noncontrolling interests	40,375	39,966

Total equity	897,122	892,527

TOTAL LIABILITIES AND EQUITY	$1,312,512	$1,281,888

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$351,274	$476,234
Cost of sales	195,578	283,624

Gross profit	155,696	192,610
Royalty income	1,136	1,648

	156,832	194,258

Operating expenses:
Selling	30,349	37,560
General and administrative	130,877	141,427

	161,226	178,987

Earnings (loss) from operations	(4,394)	15,271
Other (expense):
Interest, net	(2,721)	(1,378)
Other, net	(140)	(207)

	(2,861)	(1,585)

Earnings (loss) before income taxes	(7,255)	13,686
Income tax expense (benefit)	(3,845)	1,533

Net earnings (loss)	(3,410)	12,153
Less: Net earnings (loss) attributable to noncontrolling interest.	256	345

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$(3,666)	$11,808

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$(0.07)	$0.24

Diluted	$(0.07)	$0.24

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	49,265	48,243

Diluted	49,265	49,280